EXHIBIT 99.2

KAR Auction Services, Inc.
First Quarter 2019 Supplemental Financial Information
May 7, 2019

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31, 2019
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$42.4	$56.4	$30.5	$(51.5)	$77.8
Add back:
Income taxes	15.9	19.2	10.8	(17.8)	28.1
Interest expense, net of interest income	0.4	—	16.9	39.0	56.3
Depreciation and amortization	35.0	21.8	2.4	6.9	66.1
Intercompany interest	7.1	9.4	(1.2)	(15.3)	—
EBITDA	100.8	106.8	59.4	(38.7)	228.3
Intercompany charges	3.2	0.6	—	(3.8)	—
Non-cash stock-based compensation	2.4	1.1	0.5	3.7	7.7
Acquisition related costs	1.6	—	—	2.3	3.9
Securitization interest	—	—	(14.8)	—	(14.8)
Severance	2.7	0.2	—	1.0	3.9
IAA separation costs	—	—	—	0.8	0.8
Foreign currency gains/losses	(0.6)	0.1	—	—	(0.5)
Other	0.7	0.8	—	—	1.5
Total addbacks	10.0	2.8	(14.3)	4.0	2.5
Adjusted EBITDA	$110.8	$109.6	$45.1	$(34.7)	$230.8

	Three Months Ended March 31, 2018
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$54.2	$50.3	$25.7	$(40.2)	$90.0
Add back:
Income taxes	15.5	16.3	8.4	(13.8)	26.4
Interest expense, net of interest income	0.4	—	13.4	27.5	41.3
Depreciation and amortization	31.2	24.1	7.8	7.2	70.3
Intercompany interest	7.7	9.4	(0.5)	(16.6)	—
EBITDA	109.0	100.1	54.8	(35.9)	228.0
Intercompany charges	4.4	—	—	(4.4)	—
Non-cash stock-based compensation	2.1	1.0	0.5	3.1	6.7
Acquisition related costs	1.4	—	—	0.8	2.2
Securitization interest	—	—	(11.4)	—	(11.4)
Severance	1.5	—	—	—	1.5
IAA separation costs	—	—	—	1.1	1.1
Other	0.7	0.6	—	—	1.3
Total addbacks	10.1	1.6	(10.9)	0.6	1.4
Adjusted EBITDA	$119.1	$101.7	$43.9	$(35.3)	$229.4

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	March 31, 2019

Net income (loss)	$93.2	$77.5	$67.3	$77.8	$315.8
Add back:
Income taxes	35.2	25.1	21.0	28.1	109.4
Interest expense, net of interest income	47.5	47.8	51.5	56.3	203.1
Depreciation and amortization	66.9	65.6	67.1	66.1	265.7
EBITDA	242.8	216.0	206.9	228.3	894.0
Non-cash stock-based compensation	5.3	6.8	5.5	7.7	25.3
Acquisition related costs	1.5	1.5	2.1	3.9	9.0
Securitization interest	(12.7)	(12.9)	(14.5)	(14.8)	(54.9)
(Gain)/Loss on asset sales	0.3	0.2	0.2	0.5	1.2
Severance	1.0	1.5	1.8	3.9	8.2
IAA separation costs	3.6	2.1	1.3	0.8	7.8
Foreign currency gains/losses	—	—	3.9	(0.5)	3.4
Other	0.4	0.5	(0.6)	1.0	1.3
Total addbacks	(0.6)	(0.3)	(0.3)	2.5	1.3
Adjusted EBITDA	$242.2	$215.7	$206.6	$230.8	$895.3

Results of Operations
KAR Results

	Three Months Ended March 31,
(Dollars in millions, except per share amounts)	2019	2018
Revenues
ADESA	$599.7	$528.1
IAA	357.2	337.3
AFC	89.9	85.1
Total revenues	1,046.8	950.5
Cost of services*	612.3	535.0
Gross profit*	434.5	415.5
Selling, general and administrative	207.6	187.4
Depreciation and amortization	66.1	70.3
Operating profit	160.8	157.8
Interest expense	56.9	41.5
Other income, net	(2.0)	(0.1)
Income before income taxes	105.9	116.4
Income taxes	28.1	26.4
Net income	$77.8	$90.0
Net income per share
Basic	$0.58	$0.67
Diluted	$0.58	$0.66
* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended March 31, 2019 and 2018
Overview
For the three months ended March 31, 2019, we had revenue of $1,046.8 million compared with revenue of $950.5 million for the three months ended March 31, 2018, an increase of 10%. Businesses acquired accounted for an increase in revenue of $31.8 million or 3% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $4.2 million, or 6%, to $66.1 million for the three months ended March 31, 2019, compared with $70.3 million for the three months ended March 31, 2018. The decrease in depreciation and amortization was primarily the result of certain intangible assets that became fully amortized in the first quarter of 2019 and an approximately $2 million decrease resulting from the derecognition of fixed assets associated with certain sale leaseback transactions associated with the adoption of Topic 842, partially offset by certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2018 and 2019.
Interest Expense
Interest expense increased $15.4 million, or 37%, to $56.9 million for the three months ended March 31, 2019, compared with $41.5 million for the three months ended March 31, 2018. The increase was primarily attributable to an increase of approximately $121 million in the average outstanding balance of corporate debt for the three months ended March 31, 2019 compared with the three months ended March 31, 2018, as well as an increase in the weighted average interest rate for the same period of approximately 0.71%. In addition, there was an increase in interest expense at AFC of $3.7 million, which resulted from an increase in interest rates under the U.S. securitization agreement for the three months ended March 31, 2019, as compared with the three months ended March 31, 2018. The increases in interest expense were partially offset by $2.4 million received from the counterparties to the interest rate cap agreements.

Income Taxes
We had an effective tax rate of 26.5% for the three months ended March 31, 2019, compared with an effective tax rate of 22.7% for the three months ended March 31, 2018. Excluding the effect of discrete items, our effective tax rate for the three months ended March 31, 2019 and 2018 would have been 28.2% and 27.5%, respectively.
Impact of Foreign Currency
The strengthening of the U.S dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended March 31, 2019, fluctuations in the Canadian exchange rate decreased revenue by $5.5 million, operating profit by $1.1 million, net income by $0.6 million and net income per diluted share by less than $0.01.
ADESA Results

	Three Months Ended March 31,
(Dollars in millions, except per vehicle amounts)	2019	2018
ADESA revenue	$599.7	$528.1
Cost of services*	370.7	306.0
Gross profit*	229.0	222.1
Selling, general and administrative	126.6	108.8
Depreciation and amortization	35.0	31.2
Operating profit	$67.4	$82.1

Vehicles sold	945,000	878,000
Physical auction vehicles sold in North America	555,000	557,000
Online only vehicles sold in North America	367,000	309,000
Vehicles sold in Europe	23,000	12,000
Dealer consignment mix at physical auctions	38%	41%
Conversion rate at North American physical auctions	63.8%	62.6%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$875	$820
Online only revenue per vehicle sold, excluding purchased vehicles	$144	$117

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended March 31, 2019 and 2018
Revenue
Revenue from ADESA increased $71.6 million, or 14%, to $599.7 million for the three months ended March 31, 2019, compared with $528.1 million for the three months ended March 31, 2018. The increase in revenue was primarily a result of an 8% increase in the number of vehicles sold (6% increase excluding acquisitions) and average revenue per vehicle sold increased 5%. Businesses acquired in the last 12 months accounted for an increase in revenue of $31.8 million.
The increase in vehicles sold was primarily attributable to a 12% increase in institutional volume, including vehicles sold on our online only platform, partially offset by a 3% decrease in dealer consignment units sold (5% decrease excluding acquisitions) for the three months ended March 31, 2019 compared with the three months ended March 31, 2018. Online sales volume for ADESA represented approximately 57% of the total vehicles sold in the first quarter of 2019, compared with approximately 52% in the first quarter of 2018. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 71% of ADESA's North American online sales volume. ADESA sold approximately 367,000 (including approximately 31,000 from TradeRev) and 309,000 (including approximately 22,000 from TradeRev) vehicles through its North American online only offerings in the first quarter of 2019 and 2018, respectively. For the three months ended March 31, 2019, dealer consignment vehicles represented approximately 38% of used vehicles sold at ADESA physical auction locations, compared with approximately 41% for the three months ended March 31, 2018. Vehicles sold at physical auction locations in the first quarter of 2019 were consistent with the first quarter of 2018. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 63.8% for the three months ended March 31, 2019, compared with 62.6% for the three months ended March 31, 2018.
Physical auction revenue per vehicle sold increased $55, or 7%, to $875 for the three months ended March 31, 2019, compared with $820 for the three months ended March 31, 2018. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices, partially offset by a decrease in physical auction revenue per vehicle sold of $5 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $75 to $206 for the three months ended March 31, 2019, compared with $131 for the three months ended March 31, 2018. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev and CarsOnTheWeb sales. Excluding vehicles purchased as part of the ADESA Assurance Program and vehicles purchased by CarsOnTheWeb, online only revenue per vehicle would have been $144 and $117 for the three months ended March 31, 2019 and 2018, respectively. The $27 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of CarsOnTheWeb.
Gross Profit
For the three months ended March 31, 2019, gross profit for ADESA increased $6.9 million, or 3%, to $229.0 million, compared with $222.1 million for the three months ended March 31, 2018. Gross profit for ADESA was 38.2% of revenue for the three months ended March 31, 2019, compared with 42.1% of revenue for the three months ended March 31, 2018. Gross profit as a percentage of revenue decreased for the three months ended March 31, 2019 as compared with the three months ended March 31, 2018 as a result of an increase in purchase vehicles primarily related to the acquisition of COTW and increased activity under ADESA Assurance, as well as an increase in lower margin related services. Excluding purchased vehicles, gross profit as a percentage of revenue was 42.2% and 44.2% for the three months ended March 31, 2019 and 2018, respectively. Businesses acquired in the last 12 months accounted for an increase in cost of services of $26.9 million for the three months ended March 31, 2019.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $17.8 million, or 16%, to $126.6 million for the three months ended March 31, 2019, compared with $108.8 million for the three months ended March 31, 2018, primarily due to increases in costs associated with TradeRev aggregating $8.0 million, acquisitions of $4.6 million, compensation expense of $2.7 million, incentive-based compensation $1.8 million, information technology costs of $1.5 million, benefit related expense of $0.6 million, and other miscellaneous expenses aggregating $1.0 million, partially offset by fluctuations in the Canadian exchange rate of $1.2 million and a decrease in supplies expense of $1.2 million.

IAA Results

	Three Months Ended March 31,
(Dollars in millions)	2019	2018
IAA revenue	$357.2	$337.3
Cost of services*	218.4	206.7
Gross profit*	138.8	130.6
Selling, general and administrative	31.3	30.5
Depreciation and amortization	21.8	24.1
Operating profit	$85.7	$76.0

Vehicles sold	649,000	643,000
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended March 31, 2019 and 2018
Revenue
Revenue from IAA increased $19.9 million, or 6%, to $357.2 million for the three months ended March 31, 2019, compared with $337.3 million for the three months ended March 31, 2018. The increase in revenue was a result of an increase in vehicles sold of approximately 1% for the three months ended March 31, 2019. Revenue per vehicle sold increased 5% for the three months ended March 31, 2019 compared with the three months ended March 31, 2018, and included a decrease in revenue of $1.8 million due to fluctuations in the Canadian exchange rate, as well as a decrease in revenue of $1.5 million from HBC, which included a decrease in revenue of $0.6 million due to fluctuations in the U.K. exchange rate. IAA's North American same-store total loss vehicle inventory increased approximately 10% at March 31, 2019, as compared to March 31, 2018. Vehicles sold under purchase agreements were approximately 4% of total salvage vehicles sold for the three months ended March 31, 2019 and 2018. North American online sales volumes for IAA for the three months ended March 31, 2019 and 2018 each represented over 60% of the total vehicles sold by IAA.
Gross Profit
For the three months ended March 31, 2019, gross profit at IAA increased to $138.8 million, or 38.9% of revenue, compared with $130.6 million, or 38.7% of revenue, for the three months ended March 31, 2018. The increase in gross profit was mainly attributable to a 6% increase in revenue, partially offset by a 6% increase in cost of services, which included costs associated with purchase contract vehicles, additional lease expense related to lease agreements previously impacting depreciation expense and organic volume growth.
Excluding HBC, IAA's gross profit margin was 39.3% and 39.2% for the three months ended March 31, 2019 and 2018, respectively. For the three months ended March 31, 2019 and 2018, HBC had revenue of approximately $8.2 million and $9.7 million, respectively, and cost of services of approximately $6.5 million and $7.6 million, respectively, as fewer of HBC's vehicles were sold under purchase contracts. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchase contracts.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $0.8 million, or 3%, to $31.3 million for the three months ended March 31, 2019, compared with $30.5 million for the three months ended March 31, 2018. The increase in selling, general and administrative expenses was primarily attributable to increases in compensation expense of $0.8 million and other miscellaneous expenses aggregating $0.6 million, partially offset by a decrease in incentive-based compensation expense of $0.6 million.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2019	2018
AFC revenue	$89.9	$85.1
Cost of services*	23.2	22.3
Gross profit*	66.7	62.8
Selling, general and administrative	7.2	8.0
Depreciation and amortization	2.4	7.8
Operating profit	$57.1	$47.0

Loan transactions	461,000	464,000
Revenue per loan transaction, excluding “Other service revenue”	$177	$166
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended March 31, 2019 and 2018
Revenue
For the three months ended March 31, 2019, AFC revenue increased $4.8 million, or 6%, to $89.9 million, compared with $85.1 million for the three months ended March 31, 2018. The increase in revenue was primarily the result of a 7% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $11, or 7%. Approximately $12 of the increase in revenue per loan transaction was the result of increases in interest yield and fee revenue as a result of prime rate increases, as well as an increase in average loan values. The increase in provision for credit losses, which is a reduction of revenue, resulted in a decrease in revenue per loan transaction of $1 for the three months ended March 31, 2019. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses remained constant at 1.6% of the average managed receivables for the three months ended March 31, 2019 and 2018. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months ended March 31, 2019, gross profit for the AFC segment increased $3.9 million, or 6%, to $66.7 million, or 74.2% of revenue, compared with $62.8 million, or 73.8% of revenue, for the three months ended March 31, 2018, primarily as a result of a 6% increase in revenue, partially offset by a 4% increase in cost of services. The increase in cost of services was the result of increases in PWI expenses of $0.6 million, compensation expense of $0.3 million and other miscellaneous expenses aggregating $0.4 million, partially offset by a decrease in lot checks of $0.4 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $0.8 million, or 10%, to $7.2 million for the three months ended March 31, 2019, compared with $8.0 million for the three months ended March 31, 2018, primarily as a result of decreases in compensation expense of $0.3 million, incentive-based compensation of $0.3 million and travel expenses of $0.3 million, partially offset by an increase in other miscellaneous expenses aggregating $0.1 million.

Holding Company Results

	Three Months Ended March 31,
(Dollars in millions)	2019	2018
Selling, general and administrative	$42.5	$40.1
Depreciation and amortization	6.9	7.2
Operating loss	$(49.4)	$(47.3)
Overview of Holding Company Results for the Three Months Ended March 31, 2019 and 2018
Selling, General and Administrative
For the three months ended March 31, 2019, selling, general and administrative expenses at the holding company increased $2.4 million, or 6%, to $42.5 million, compared with $40.1 million for the three months ended March 31, 2018, primarily as a result of increases in compensation expense of $1.1 million, information technology costs of $1.0 million, stock-based compensation expense of $0.7 million and incentive-based compensation of $0.6 million, partially offset by a decrease in other miscellaneous expenses aggregating $1.0 million.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	March 31, 2019	December 31, 2018	March 31, 2018
Cash and cash equivalents	$265.6	$337.1	$330.8
Restricted cash	24.3	27.6	20.6
Working capital	514.6	689.4	783.2
Amounts available under Credit Facility*	256.5	350.0	350.0
Cash flow from operations for the three months ended	93.7		152.3
* KAR Auction Services, Inc. has a $350 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $32.9 million at March 31, 2019 and December 31, 2018 and $32.4 at March 31, 2018, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2019	2018
Net cash provided by (used by):
Operating activities	$93.7	$152.3
Investing activities	(156.0)	(91.5)
Financing activities	(18.3)	(41.8)
Effect of exchange rate on cash	5.8	(4.2)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(74.8)	$14.8
Cash flow from operating activities was $93.7 million for the three months ended March 31, 2019, compared with $152.3 million for the three months ended March 31, 2018. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as decreased profitability, partially offset by a net increase in non-cash item adjustments.
Net cash used by investing activities was $156.0 million for the three months ended March 31, 2019, compared with $91.5 million for the three months ended March 31, 2018. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $97.4 million; and

•	an increase in cash used for capital expenditures of approximately $15.3 million;
partially offset by:

•	a net decrease in finance receivables held for investment of approximately $48.2 million.
Net cash used by financing activities was $18.3 million for the three months ended March 31, 2019, compared with $41.8 million for the three months ended March 31, 2018. The decrease in net cash used by financing activities was primarily attributable to:

•	a $108.8 million increase in borrowings from lines of credit; and

•	a larger net increase in book overdrafts in 2018 compared with 2017, resulting in an increase of approximately $15.3 million;
partially offset by:

•	a net decrease in the obligations collateralized by finance receivables of approximately $85.5 million; and

•	an increase in the payments on long-term debt of $10.7 million.
Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings, spin-offs or dispositions of assets or investments), gains/losses associated with step acquisitions, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.